Citigroup Global Markets Holdings Inc.	December 4, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH3304 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Autocallable Securities Linked to the Worst Performing of The Walt Disney Company, salesforce.com, inc., Starbucks Corporation, Constellation Brands, Inc. and the S&P 500® Index Due December 9, 2024

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on the terms described below. Your return on the securities will depend solely on the performance of the worst performing of the underlyings specified below.

▪	The securities offer the potential for automatic early redemption at a premium following an interim valuation date if the closing value of the worst performing underlying on any interim valuation date is greater than or equal to its initial underlying value. If the securities are not automatically redeemed prior to maturity, the securities will provide a digital (fixed) return at maturity so long as the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its trigger value specified below. However, if the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will incur a significant loss at maturity and will have full downside exposure to the depreciation of the worst performing underlying from its initial underlying value to its final underlying value.

▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. Although you will have downside exposure to the worst performing underlying, you will not receive dividends with respect to any underlying or participate in any appreciation of any underlying.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying*	Initial underlying value**	Trigger value***
	The Walt Disney Company	$149.28	$74.640
	salesforce.com, inc.	$160.00	$80.000
	Starbucks Corporation	$84.94	$42.470
	Constellation Brands, Inc.	$184.65	$92.325
	S&P 500® Index	3,103.50	1,551.750

* We refer to each of The Walt Disney Company. salesforce.com, inc., Starbucks Corporation and Constellation Brands, Inc. as an “underlying company” and the S&P 500® Index as the “underlying index.”

** For each underlying, an intraday value of that underlying on the pricing date as determined by the calculation agent in its sole discretion.  The initial underlying value of each underlying is not the closing value of that underlying on the pricing date.

*** For each underlying, 50% of its initial underlying value

Stated principal amount:	$1,000 per security
Pricing date:	December 4, 2019
Issue date:	December 9, 2019
Interim valuation dates:	December 11, 2020, December 6, 2021, December 5, 2022 and December 4, 2023, each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Final valuation date:	December 4, 2024, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	December 9, 2024
Automatic early redemption:	If the closing value of the worst performing underlying on any interim valuation date is greater than or equal to its initial underlying value, the securities will be automatically redeemed on the third business day immediately following that interim valuation date for an amount in cash per security equal to $1,000 plus the premium. If the securities are automatically redeemed following any interim valuation date, they will cease to be outstanding and you will not receive the digital return amount.
Premium:

The premium applicable to each interim valuation date is set forth below. The premium may reflect a return that is significantly less than the appreciation of any underlying from the pricing date to the applicable interim valuation date.

•	December 11, 2020:	$151.50 per security (15.15% of the stated principal amount)
•	December 6, 2021:	$303.00 per security (30.30% of the stated principal amount)
•	December 5, 2022:	$454.50 per security (45.45% of the stated principal amount)
•	December 4, 2023:	$606.00 per security (60.60% of the stated principal amount)
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity, for each security you then hold, an amount in cash equal to:

•    If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its trigger value: $1,000 + the digital return amount

•    If the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value:

$1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Digital return amount:	$757.50 per security (representing a digital return equal to 75.75% of the stated principal amount)
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$5.00	$995.00
Total:	$10,000,000.00	$50,000.00	$9,950,000.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $991.20 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $995.00 per security.

(3) CGMI will receive an underwriting fee of up to $5.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of up to $5.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. The total underwriting fees and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-08 dated February 15, 2019              Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Underlying return:

•   For each underlying on each interim valuation date, (i) its closing value on that interim valuation date minus its initial underlying value, divided by (ii) its initial underlying value

•   For each underlying on the final valuation date, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value

Worst performing underlying:

•   For each interim valuation date, the underlying with the lowest underlying return determined as of that interim valuation date

•   For the final valuation date, the underlying with the lowest underlying return on the final valuation date

Final underlying value:	For each underlying, its closing value on the final valuation date
CUSIP / ISIN:	17327TP91 / US17327TP915

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of each underlying on any date is (a) in the case of an underlying company, the closing price of its underlying shares on such date and (b) in the case of the underlying index, its closing level on such date, as provided in the accompanying product supplement. The “underlying shares” of an underlying that is an underlying company are its shares of common stock. Please see the accompanying product supplement for more information.

Postponement of a final valuation date; postponement of the maturity date. The provision in the section “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement that would otherwise prevent postponement of a final valuation date beyond the business day immediately preceding the maturity date shall not apply to the securities. If a final valuation date is postponed so that it falls fewer than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date as postponed. No interest or other amount shall be payable on account of the delay in payment.

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Citigroup Global Markets Holdings Inc.

Payout Table and Diagram

The table below illustrates how the amount payable per security will be calculated if the closing value of the worst performing underlying on any interim valuation date is greater than or equal to its initial underlying value.

If the first interim valuation date on which the closing value of the worst performing underlying on that interim valuation date is greater than or equal to its initial underlying value is . . .	. . . then you will receive the following payment per $1,000 security upon automatic early redemption:
December 11, 2020	$1,000 + applicable premium = $1,000 + $151.50 = $1,151.50
December 6, 2021	$1,000 + applicable premium = $1,000 + $303.00 = $1,303.00
December 5, 2022	$1,000 + applicable premium = $1,000 + $454.50 = $1,454.50
December 4, 2023	$1,000 + applicable premium = $1,000 + $606.00 = $1,606.00

If, on any interim valuation date, the closing value of any underlying is greater than or equal to its initial underlying value, but the closing value of any other underlying is less than its initial underlying value, you will not receive the premium indicated above following that interim valuation date. In order to receive the premium indicated above, the closing value of each underlying on the applicable interim valuation date must be greater than or equal to its initial underlying value.

The diagram below illustrates the payment at maturity of the securities, assuming the securities have not previously been automatically redeemed, for a range of hypothetical percentage changes in the value of the worst performing underlying on the final valuation date. Your payment at maturity will be determined solely based on the performance of the worst performing underlying on the final valuation date, regardless of the performance of any other underlying.

Payment at Maturity

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Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity

The table and examples below illustrate how to determine the payment at maturity on the securities, assuming the securities are not automatically redeemed prior to maturity. The table and examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The table and examples below are based on the following hypothetical values and do not reflect the actual initial underlying values or trigger values of the underlyings. For the actual initial underlying values and trigger values, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value and trigger value of each underlying, and not the hypothetical values indicated below.

Underlying	Hypothetical initial underlying value	Hypothetical trigger value
The Walt Disney Company	$100	$50 (50% of its hypothetical initial underlying value)
salesforce.com, inc.	$100	$50 (50% of its hypothetical initial underlying value)
Starbucks Corporation	$100	$50 (50% of its hypothetical initial underlying value)
Constellation Brands, Inc.	$100	$50 (50% of its hypothetical initial underlying value)
S&P 500® Index	100	50 (50% of its hypothetical initial underlying value)

The table below indicates what your payment at maturity and total return on the securities would be for various hypothetical final underlying values of the worst performing underlying on the final valuation date, assuming the securities are not automatically redeemed prior to maturity. Your actual payment at maturity and total return on the securities will depend on the actual final underlying value of the worst performing underlying on the final valuation date.

Hypothetical Final Underlying Value of Worst Performing Underlying with respect to Final Valuation Date	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
150.00	$1,757.50	75.75%
140.00	$1,757.50	75.75%
130.00	$1,757.50	75.75%
120.00	$1,757.50	75.75%
110.00	$1,757.50	75.75%
100.00	$1,757.50	75.75%
90.00	$1,757.50	75.75%
80.00	$1,757.50	75.75%
70.00	$1,757.50	75.75%
60.00	$1,757.50	75.75%
50.00	$1,757.50	75.75%
49.99	$499.90	-50.01%
40.00	$400.00	-60.00%
30.00	$300.00	-70.00%
20.00	$200.00	-80.00%
10.00	$100.00	-90.00%
0.00	$0.00	-100.00%

(1) Hypothetical total return on securities at maturity = hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

The examples below are intended to illustrate how, if the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. Your actual payment at maturity per security will depend on the actual final underlying value of the worst performing underlying on the final valuation date.

PS-4

Citigroup Global Markets Holdings Inc.

Example 1—Upside Scenario A.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
The Walt Disney Company	$190	90%
salesforce.com, inc.	$195	95%
Starbucks Corporation	$185	85%
Constellation Brands, Inc.	$190	90%
S&P 500® Index	180	80%

In this example, the S&P 500® Index has the lowest underlying return and is, therefore, the worst performing underlying on the final valuation date. Because the final underlying value of the worst performing underlying on the final valuation date is greater than its trigger value, you would receive the stated principal amount plus the digital return amount at maturity, calculated as follows:

Payment at maturity per security = $1,000 + the digital return amount

= $1,000 + $757.50

= $1,757.50

Your return at maturity is limited to the digital return, which in this example is less than the appreciation of the worst performing underlying from its initial underlying value to its final underlying value.

Example 2—Upside Scenario B.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
The Walt Disney Company	$90	-10%
salesforce.com, inc.	$110	10%
Starbucks Corporation	$120	20%
Constellation Brands, Inc.	$130	30%
S&P 500® Index	140	40%

In this example, The Walt Disney Company has the lowest underlying return and is, therefore, the worst performing underlying on the final valuation date. Because the final underlying value of the worst performing underlying on the final valuation date is greater than its trigger value, you would receive the stated principal amount plus the digital return amount at maturity, calculated as follows:

Payment at maturity per security = $1,000 + the digital return amount

= $1,000 + $757.50

= $1,757.50

In this example, you would receive the stated principal amount plus the digital return amount at maturity because the final underlying value of the worst performing underlying on the final valuation date is greater than its trigger value, even though it is less than its initial underlying value.

Example 3—Downside Scenario.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
The Walt Disney Company	$105	5%
salesforce.com, inc.	$30	-70%
Starbucks Corporation	$80	-20%
Constellation Brands, Inc.	$115	15%
S&P 500® Index	125	25%

In this example, salesforce.com, inc. has the lowest underlying return and is, therefore, the worst performing underlying on the final valuation date. Because the final underlying value of the worst performing underlying on the final valuation date is less than its trigger

PS-5

Citigroup Global Markets Holdings Inc.

value, you would receive a payment at maturity per security that is significantly less than the stated principal amount, calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

In this example, you would incur a significant loss at maturity and would have full downside exposure to the depreciation of the worst performing underlying on the final valuation date from its initial underlying value to its final underlying value.

PS-6

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which its final underlying value is less than its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The trigger feature of the securities exposes you to particular risks. Although you will be repaid your stated principal amount plus the digital return amount at maturity if the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its trigger value, you will have full downside exposure to that worst performing underlying if its final underlying value is less than its trigger value. In this scenario, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying has declined from its initial underlying value to its final underlying value and you may lose your entire investment in the securities.

▪	Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or the digital return amount payable at maturity, as described on the cover page of this pricing supplement. If the closing value of the worst performing underlying on any interim valuation date is greater than or equal to its initial underlying value, you will be repaid the stated principal amount of your securities and will receive the applicable fixed premium, regardless of how significantly the closing value of the worst performing underlying on that interim valuation date may exceed its initial underlying value. If the securities are not automatically redeemed prior to maturity, you will be repaid the stated principal amount of your securities and will receive the digital return amount so long as the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its trigger value, even if the final underlying value of the worst performing underlying on the final valuation date exceeds its initial underlying value by more than the digital return. Accordingly, any premium or digital return amount you may receive may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in any or all of the underlyings.

▪	The securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly, regardless of the performance of any other underlying. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected, regardless of the performance of any other underlying. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly; the performance of any

PS-7

Citigroup Global Markets Holdings Inc.

underlying that is not the worst performing underlying is not relevant to your return on the securities. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	The securities may be automatically redeemed prior to maturity, limiting the term of the securities. If the closing value of the worst performing underlying on any interim valuation date is greater than or equal to its initial underlying value, the securities will be automatically redeemed. If the securities are automatically redeemed following any interim valuation date, they will cease to be outstanding and you will not receive the digital return amount. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the premium payable upon an automatic early redemption or the digital return amount payable at maturity and may be significantly less than the return on any underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to any of the underlyings.

▪	The initial underlying value of each underlying has been determined at the discretion of CGMI, as the calculation agent. The initial underlying value of each underlying is an intraday value of that underlying on the pricing date, as determined by the calculation agent in its sole discretion, and may not be based on the closing value of that underlying on the pricing date. The initial underlying value of each underlying may be higher or lower than the actual closing value of that underlying on the pricing date. Although the calculation agent has determined the initial underlying values in good faith, the discretion exercised by the calculation agent in determining the initial underlying values could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of your securities, including the determination of the initial underlying values.

▪	The performance of the securities will depend on the closing values of the underlyings solely on the interim valuation dates and final valuation date, which makes the securities particularly sensitive to the volatility of the closing values of the underlyings. Whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlyings solely on the interim valuation dates, regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the arithmetic average of the closing values of the worst performing underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to the volatility of the closing values of the underlyings. You should understand that the closing value of each underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any placement fees or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover,

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Citigroup Global Markets Holdings Inc.

the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we and the placement agents and their affiliates are parts of global financial institutions, our affiliates or the placement agents or their affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or the placement agents or their affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way

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Citigroup Global Markets Holdings Inc.

that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risks Relating to the Securities—Risks Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Even if an underlying company pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by an underlying company unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce that closing value of the applicable underlying company by the amount of the dividend per share. If an underlying company pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of an underlying company. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of an underlying company would not.

▪	The securities may become linked to an underlying company other than an original underlying company upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying company. For example, if an underlying company enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying company following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of an underlying company are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	If the underlying shares of an underlying company are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	You will have no rights and will not receive dividends with respect to the underlying shares of any underlying company. If any change to the underlying shares of an underlying company is proposed, such as an amendment to that underlying company’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market value of the underlying shares of that underlying company.

▪	Changes that affect the underlying index may affect the value of your securities. The sponsor of the underlying index may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying index. We are not affiliated with such underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying index and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

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Citigroup Global Markets Holdings Inc.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Information About The Walt Disney Company

The Walt Disney Company is an entertainment company with operations in four business segments: media networks; parks, experiences and products; studio entertainment; and direct-to-consumer & international products. The underlying shares of The Walt Disney Company are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by The Walt Disney Company pursuant to the Exchange Act can be located by reference to the SEC file number 001-38842 through the SEC’s website at http://www.sec.gov. The underlying shares of The Walt Disney Company trade on the New York Stock Exchange under the ticker symbol “DIS.”

We have derived all information regarding The Walt Disney Company from publicly available information and have not independently verified any information regarding The Walt Disney Company. This pricing supplement relates only to the securities and not to The Walt Disney Company. We make no representation as to the performance of The Walt Disney Company over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The Walt Disney Company is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of The Walt Disney Company on December 4, 2019 was $148.28.

The graph below shows the closing value of The Walt Disney Company for each day such value was available from January 2, 2014 to December 4, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

The Walt Disney Company – Historical Closing Values January 2, 2014 to December 4, 2019

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Citigroup Global Markets Holdings Inc.

Information About salesforce.com, inc.

salesforce.com, inc. is a provider of customer relationship management technology and delivers services spanning sales, service, marketing, commerce, engagement, integration, analytics, industries, communities, enablement and collaboration, most of which operate on a cloud platform. The underlying shares of salesforce.com, inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by salesforce.com, inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-32224 through the SEC’s website at http://www.sec.gov. The underlying shares of salesforce.com, inc. trade on the New York Stock Exchange under the ticker symbol “CRM.”

We have derived all information regarding salesforce.com, inc. from publicly available information and have not independently verified any information regarding salesforce.com, inc. This pricing supplement relates only to the securities and not to salesforce.com, inc. We make no representation as to the performance of salesforce.com, inc. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. salesforce.com, inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of salesforce.com, inc. on December 4, 2019 was $156.43.

The graph below shows the closing value of the shares of salesforce.com, inc. for each day such value was available from January 2, 2014 to December 4, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

salesforce.com, inc. – Historical Closing Values January 2, 2014 to December 4, 2019

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Citigroup Global Markets Holdings Inc.

Information About Starbucks Corporation

Starbucks Corporation is a roaster, marketer and retailer of specialty coffee. The underlying shares of Starbucks Corporation are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Starbucks Corporation pursuant to the Exchange Act can be located by reference to the SEC file number 000-20322 through the SEC’s website at http://www.sec.gov. The underlying shares of Starbucks Corporation trade on the Nasdaq Global Select Market under the ticker symbol “SBUX.”

We have derived all information regarding Starbucks Corporation from publicly available information and have not independently verified any information regarding Starbucks Corporation. This pricing supplement relates only to the securities and not to Starbucks Corporation. We make no representation as to the performance of Starbucks Corporation over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Starbucks Corporation is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of Starbucks Corporation on December 4, 2019 was $85.40.

The graph below shows the closing value of Starbucks Corporation for each day such value was available from January 2, 2014 to December 4, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Starbucks Corporation– Historical Closing Values January 2, 2014 to December 4, 2019

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Citigroup Global Markets Holdings Inc.

Information About Constellation Brands, Inc.

Constellation Brands, Inc. is an international producer and marketer of beer, wine and spirits. The underlying shares of Constellation Brands, Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Constellation Brands, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-08495 through the SEC’s website at http://www.sec.gov. The underlying shares of Constellation Brands, Inc. trade on the New York Stock Exchange under the ticker symbol “STZ.”

We have derived all information regarding Constellation Brands, Inc. from publicly available information and have not independently verified any information regarding Constellation Brands, Inc. This pricing supplement relates only to the securities and not to Constellation Brands, Inc. We make no representation as to the performance of Constellation Brands, Inc. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Constellation Brands, Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of Constellation Brands, Inc. on December 4, 2019 was $184.28.

The graph below shows the closing value of Constellation Brands, Inc. for each day such value was available from January 2, 2014 to December 4, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Constellation Brands, Inc. – Historical Closing Values January 2, 2014 to December 4, 2019

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing value of the S&P 500® Index on December 4, 2019 was 3,112.76.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2014 to December 4, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2014 to December 4, 2019

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $5.00 for each security sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of up to $5.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected

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Citigroup Global Markets Holdings Inc.

hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically redeemed.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the

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Citigroup Global Markets Holdings Inc.

legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2019 Citigroup Global Markets, Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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